Exhibit 10.10

From: Howard Tytel Direct Phone: +1 646 561 6385 Email: howard@sfxii.com	SFX Entertainment, Inc. 902 Broadway, 15th Floor New York, NY 10010

Mr. Robert F.X. Sillerman

902 Broadway, 15th Floor

New York, New York 10010

Re:          Amendment to Employment Agreement

Dear Mr. Sillerman:

Reference is made to your current employment agreement with SFX Entertainment, Inc. (the “Company”) dated October 18, 2012 (the “Employment Agreement”).  When countersigned by you, this letter agreement (the “Letter Amendment”) will amend certain of the terms and conditions of the Employment Agreement. Capitalized terms shall have the meanings ascribed to them in the Employment Agreement. Except as explicitly provided herein, all other terms and conditions of the Employment Agreement remain in full force and effect.

The Base Salary provided in Section 3(a) of the Employment Agreement is hereby increased to an annual rate of $34,125, less applicable payroll deductions and withholdings, which you and the Company acknowledge to be the minimum amount necessary to qualify for healthcare benefits under the policies of the Company’s current payroll and benefits administrator, TriNet Corporation. The amount of the Base Salary may be adjusted from time to time in order to satisfy any new thresholds that may be set forth by the Company’s administrator. The Base Salary will be paid in accordance with the Company’s normal payroll schedule.

Very truly yours,

SFX ENTERTAINMENT, INC.

By:	/s/ Howard Tytel
	Name:	Howard Tytel, Esq.
	Title:	General Counsel

Accepted and agreed to this 17th day of September, 2015:

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman